Investor Relations Line:
(248) 234-7104

Contacts:
Superior Industries
Troy Ford
www.supind.com

FTI Consulting
Effie Veres
(212) 850-5676
effie.veres@fticonsulting.com

NEWS RELEASE

Superior Industries Reports Preliminary Fourth Quarter

and Full Year 2015 Financial Results

Preliminary Financial Highlights:

•	Q4 wheel unit shipments of approximately 3.2 million, a 19% increase year-over-year
•	Q4 adjusted EBITDA of approximately $25 million, a 56% increase year-over-year
•	2015 adjusted EBITDA of approximately $76 million, a 36% increase year-over-year
•	2015 adjusted EBITDA as a percentage of value-added sales of approximately 21.1%, a 600 basis point improvement year-over-year, exceeding the high end of the outlook by 80 basis points
•	2015 adjusted EBITDA as a percentage of net sales of approximately 10.4%, achieving the goal of double digit EBITDA margin two years ahead of plan
•	2016 outlook reaffirmed

SOUTHFIELD, MICHIGAN – February 3, 2016 – Superior Industries International, Inc.(NYSE:SUP), the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America, today reported preliminary financial results for the fourth quarter and full year ended December 27, 2015.

Don Stebbins, President and Chief Executive Officer, commented, “We are encouraged that our capital investments, combined with our strong execution drove significant EBITDA margin expansion in 2015, exceeding our full year outlook and achieving our goal for double-digit EBITDA margin as a percentage of net sales, two years ahead of our original plan. As we move into 2016, we remain confident that our strengthened manufacturing platform, combined with our operating initiatives, will continue to drive profitability and deliver solid returns for shareholders.”

As previously announced, Superior’s Board of Directors authorized a new $50 million stock repurchase program, which is in addition to the previous $30 million program (authorized in October 2014) that was completed in January 2016.

Preliminary Fourth Quarter and Full Year 2015 Results

The Company expects value-added sales to be approximately $104 million for the fourth quarter and $361 million for the full year 2015. This compares to value-added sales of $89 million and $369 million for the fourth quarter and full year 2014, respectively. Value-added sales are defined as net sales less upcharges primarily for the value of aluminum.

Wheel unit shipments were approximately 3.2 million for the fourth quarter, a 19% increase compared to 2.7 million in the prior year period. For the full year 2015, wheel unit shipments approximated 11.2 million, compared to 11.1 million in the prior year.

The Company anticipates net sales to be approximately $195 million for the fourth quarter and $728 million for the full year 2015. This compares to net sales of $187 million and $745 million for the fourth quarter and full year 2014, respectively.

Adjusted EBITDA is anticipated to be approximately $25 million or 24.0% of value-added sales for the fourth quarter, compared to $16 million or 17.8% in the prior year period. This represents 56% growth and 620 basis points of margin expansion year-over-year.

For the full year 2015, the Company expects adjusted EBITDA to be approximately $76 million or 21.1% of value-added sales, compared to $56 million or 15.1% in full year 2014. This represents a 36% increase and 600 basis points of margin expansion year-over-year, exceeding the high end of the Company’s previous outlook range by 80 basis points.

Adjustments to EBITDA are estimated to be approximately $6 million for the full year 2015, all of which relate to the closure of the Rogers manufacturing facility in the fourth quarter of 2014. Approximately 49 percent of these adjustments fall into the fourth quarter of 2015 and about 42 percent are estimated to be non-cash for the full year.

Adjusted EBITDA margin is expected to approximate 10.4% of net sales for the full year 2015, well ahead of the Company’s goal initiated on January 19th, 2015, to achieve double digit EBITDA margins by 2017.

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The financial results contained in this release are preliminary, and therefore, subject to the Company's completion of its customary year-end closing procedures and completion of an audit by its independent auditors. Accordingly, these preliminary results may change and those changes may be material.

2016 Outlook

Based on current economic trends and industry outlook, Superior reaffirms its 2016 outlook initiated on January 14th, 2016.

•	Superior expects value-added sales to be in the range of $370 million to $390 million, driven by unit shipment growth of approximately 1 percent to 4 percent and favorable product mix. Value-added sales exclude the value of aluminum and outsourced process costs passed through to customers.

•	Adjusted EBITDA margin as a percentage of value-added sales is expected to increase in the range of 125 basis points to 200 basis points.

•	Net sales are expected to be in the range of $720 million to $740 million. The lower rate of year-over-year growth in net sales primarily reflects the Company’s assumption for lower aluminum prices in 2016. Net sales include the value of aluminum and outsourced process costs passed through to customers.
•
•	Adjusted EBITDA as a percentage of net sales is expected to increase in the range of 100 basis points to 175 basis points.

•	Capital expenditures are expected to be approximately $40 million.

•	Working capital is expected to be a slight net source of funds.

•	The effective tax rate is expected to be in the low 20 percent range.
•

Based on IHS projections, the Company continues to expect North American Light Vehicle production to increase by approximately 4 percent to 18.2 million units in 2016.

Fourth Quarter and Full Year 2015 Earnings Report and Conference Call

Superior will release its full financial results for the full year and fourth quarter ended December 27, 2015 on Monday, March 7th, 2016. A conference call will be held to discuss the financial results on Monday, March 7th, 2016 at 9:00 a.m. ET and will be hosted by Don Stebbins, President and Chief Executive Officer, and Kerry Shiba, Executive Vice President and Chief Financial Officer. The live conference call can be accessed by logging into the Company’s website at www.supind.com. A replay of the webcast will be available on the Company’s website immediately following the conclusion of the call.

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About Superior Industries

Headquartered in Southfield, Michigan, Superior is the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America. From its plants in the U.S. and Mexico, the company supplies aluminum wheels to the original equipment market. Major customers include BMW, FCA, Ford, General Motors, Mazda, Nissan, Subaru, Tesla, Toyota and Volkswagen. For more information, visit www.supind.com.

Non-GAAP Financial Information

In addition to the results reported in accordance with GAAP included throughout this earnings release, this release refers to “Adjusted EBITDA,” which we have defined as earnings before interest, taxes, depreciation, amortization, restructuring charges and impairments of long-lived assets and investments and “Value-Added Sales,” which we define as net sales less upcharges primarily for the aluminum value in net sales.” Adjusted EBITDA as a percentage of value added sales is a key measure that is not calculated according to GAAP. Adjusted EBITDA as a percentage of Value Added Sales is defined as Adjusted EBITDA divided by value added sales.

Management believes the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company’s financial position and results of operations. Further, management uses these non-GAAP financial measures for planning and forecasting future periods. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP measures may be different from similar measures used by other companies.

We have not quantitatively reconciled differences between Adjusted EBITDA, Adjusted EBITDA margins or valued-added sales and their corresponding GAAP measures due to the inherent uncertainty regarding variables affecting the comparison of these measures. The magnitude of these differences, however, may be significant. We will provide GAAP results and the applicable reconciliations when we announced earnings for the fourth quarter and full year 2015 on or about March 7, 2016.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts and can generally be identified by the use of future dates or words such as "may," "should," "could," “will,” "expects," "seeks to," "anticipates," "plans," "believes," "estimates," "intends," "predicts," "projects," "potential" or "continue" or the negative of such terms and other comparable terminology. These statements also include, but are not limited to, the 2015 preliminary results and 2016 outlook and projections for reported net sales, value-added sales, EBITDA margin, income before income taxes, capital expenditures and the change in working capital, and the Company’s strategic and operational initiatives, and are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These

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statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, risks and uncertainties discussed in the company's Securities and Exchange Commission filings and reports, including the company's 2014 Annual Report on Form 10-K and our reports from time to time filed with the Securities and Exchange Commission. You are cautioned not to unduly rely on such forward looking statements when evaluating the information presented in this press release. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

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